News Release
Financial Institutions / Five Star Bank CEO Succession
Confidential – FINAL – Updated August 27, 2012

Note: For issue via BusinessWire (New York State circuit to meet disclosure obligations) at 7:30 a.m. EDT on August 28, as well as concurrent regional media distribution by McDougall Travers Collins.
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Financial Institutions, Inc. Announces Leadership Transition

WARSAW, N.Y., August 28, 2012 – Financial Institutions, Inc. (Nasdaq: FISI) announced today that Peter G. Humphrey has chosen to retire from his position as president and chief executive officer of Financial Institutions, Inc. and Five Star Bank, effective immediately.

John E. Benjamin, chairman of the Board of Directors, has assumed duties as interim CEO while the search for a permanent successor occurs. As part of the planned transition, Richard J. Harrison has been promoted to chief operating officer (COO) while Martin K. Birmingham has been named president and chief of Community Banking.

“Having served the institution for more than 35 years, I am stepping down to spend more time with my family and pursue other interests,” said Mr. Humphrey. “At the same time, I intend to remain on the Board of Directors and be involved in the regional and state business community, helping drive a competitive, sustainable business climate across Upstate New York.”

Mr. Humphrey has been instrumental in Five Star Bank’s growth over recent years, including the expansion of its retail branch network across Upstate New York. Last week, it transitioned more than 12,000 customers from HSBC Bank USA, N.A. retail branch locations in Albion, Elmira, Elmira Heights, and Horseheads. Earlier this year, Five Star Bank purchased and successfully converted four branches in Medina, Brockport, Batavia, and Waterloo from First Niagara Bank, N.A.

“With consistent growth and our recent successes, the Board of Directors agreed with Peter’s assessment that now was an optimal time for him to step down. In anticipation of this occurrence, the Board has been involved in CEO succession planning for the past two years to ensure a seamless transition in corporate leadership,” said Mr. Benjamin.

“We owe Peter a debt of gratitude for his stewardship of Five Star Bank, including his masterful navigation of the organization through TARP for the benefit of our shareholders, customers and the communities we serve.”

Mr. Benjamin is well-versed in the Bank’s operations, having been elected chairman of Financial Institutions in 2010 in addition to his nine years of service as a director. He has also acted as vice chairman and has chaired the executive nominating and governance committee. Mr. Benjamin enjoys a sterling reputation across the region, serving as president of Three Rivers Development Corporation, where he has led efforts to stimulate economic development in the Corning, N.Y. area for more than three decades.

Mr. Harrison was most recently executive vice president and chief of retail banking. He joined Financial Institutions in 2003 following executive vice president and chief credit officer roles at the Savings Bank of the Finger Lakes, as well as serving as president of United Auto Finance.

Mr. Birmingham was most recently Commercial Banking executive vice president and regional president (Northeast) of Five Star Bank. Before joining Financial Institutions in 2005, he served as Rochester regional market president for Bank of America Corporation.

“We believe that this transition will lay a foundation for the next stage of Five Star Bank’s success, building on a 150-year tradition of serving the needs of customers and our community,” noted Mr. Benjamin.

About Financial Institutions, Inc.
With over $2.6 billion in assets, Financial Institutions, Inc. provides diversified financial services through its subsidiaries, Five Star Bank and Five Star Investment Services, Inc. Five Star Bank provides a wide range of consumer and commercial banking services to individuals, municipalities and businesses through a network of over 50 offices and more than 70 ATMs in Western and Central New York State. Five Star Investment Services provides brokerage and insurance products and services within the same New York State markets. Financial Institutions, Inc. and its subsidiaries employ over 600 individuals. The Company’s stock is listed on the NASDAQ Global Select Market under the symbol FISI. Additional information is available at the Company’s website: www.fiiwarsaw.com.

Safe Harbor Statement
This press release may contain forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current beliefs or projections. There are a number of important factors that could affect the Company’s forward-looking statements which include its ability to implement its strategic plan, its ability to redeploy investment assets into loan assets, the attitudes and preferences of its customers, the competitive environment, fluctuations in the fair value of securities in its investment portfolio, changes in the regulatory environment and general economic and credit market conditions nationally and regionally. For more information about these factors please see the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements. Except as required by law, the Company undertakes no obligation to revise these statements following the date of this press release.

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Media Contacts:
Mike McDougall, APR, McDougall Travers Collins
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Sharon Linstedt, Travers Collins
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Investor Contact:
Jordan Darrow, Darrow Associates, Inc.
631-367-1866 or jdarrow@darrowir.com